Exhibit 10.33

                                LETTER OF CREDIT
                             REIMBURSEMENT AGREEMENT


         THIS LETTER OF CREDIT REIMBURSEMENT AGREEMENT, (the "Reimbursement Agreement"), dated as of the 1st day of October, 1997, by and between SPURLOCK ADHESIVES, INC. ("Borrower"), a Virginia corporation, and KEYBANK NATIONAL ASSOCIATION, a national banking association (the "Bank").

                              W I T N E S S E T H:

         WHEREAS, the Borrower has requested the Issuer (as hereinafter defined) to finance the cost of acquiring, constructing and equipping certain facilities in the Town of Moreau, Saratoga County, State of New York; and

         WHEREAS, the Issuer proposes to provide such financing by issuing its Multi-Mode Variable Rate Industrial Development Revenue Bonds, (Spurlock Adhesives, Inc. Project), Series 1997A in the aggregate principal amount of Six Million Dollars ($6,000,000) (the "Bonds"), under the terms and conditions more fully set forth in a Trust Indenture, dated as of October 1, 1997, by and between the Issuer and Star Bank, N.A., as Trustee; and

         WHEREAS, to enhance the marketability of the Bonds the Borrower has applied to the Bank for the issuance of a letter of credit (the "Letter of Credit") in favor of the Trustee in an amount not to exceed Six Million One Hundred Eighty Thousand Eight Hundred Twenty-Two Dollars ($6,180,822) to secure the payment of the Bonds; and

         WHEREAS, it is the purpose of this Reimbursement Agreement to set forth the Bank's commitment to issue the Letter of Credit and the Borrower's agreement to reimburse the Bank for any and all payments made by the Bank pursuant to the Letter of Credit.

         NOW THEREFORE,  in consideration  of the mutual  agreements made herein
and  other  good  and  valuable  consideration,   receipt  of  which  is  hereby
acknowledged, the parties hereto agree as follows:

                                   SECTION ONE

                                   DEFINITIONS

         Section 1.1. Terms Defined As used in this Reimbursement Agreement, the following terms have the following respective meanings. Any accounting term used but not specifically defined herein shall be construed in accordance with GAAP. Capitalized terms used in this Reimbursement Agreement not otherwise defined herein shall be defined as set forth in the Indenture or the Letter of Credit. The definition of each agreement, document, and instrument set forth in this
Section 1. I shall be deemed to mean and include such agreement, document, or instrument as amended, restated, or modified from time to time:

         "Assignment" shall mean the Assignment of Contract Documents from the Borrower to the Bank, dated as of October 1, 1997.

         "Bank's Prime Rate" means that rate of interest established by Bank as its Prime Rate whether or not such rate is publicly announced. The Prime Rate may not be the lowest rate charged by Bank for commercial or other extensions of credit.

         "Bank Documents: means the Letter of Credit, the Reimbursement Agreement, the Mortgage, the Pledge Agreement, the Building Loan Agreement, the Collateral Mortgages, the Indemnity Agreement, the Assignment, the Security Agreement, the Guaranty and any other document now or hereafter executed by the Issuer, the Borrower or the Guarantor in favor of the Bank which affects the rights of the Bank in or to the Project Facility, in whole or in part, or which secures or guarantees any sum under any Bank Document.

         "Bank Obligation" shall mean an amount equal to the outstanding liability of the Bank from time to time under the Letter of Credit.

         "Bank's Inspector" shall mean any inspector designated by the Bank to periodically inspect the Project Facility during construction.

         "Bond Counsel" shall mean Lemery & Reid, P.C., or any other nationally recognized Bond Counsel reasonably acceptable to Bank.

         "Bond Purchase Drawing" shall have the meaning set forth in the Letter of Credit.

         "Bonds" shall mean the Six Million Dollars ($6,000,000) aggregate principal amount of County of Saratoga Industrial Development Agency Multi-Mode Variable Rate Industrial Development Revenue Bonds (Spurlock Adhesives, Inc. Project), Series 1997A issued by the Issuer pursuant to the Indenture.



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

         "Building Loan Agreement" shall mean the Building Loan Agreement, dated as of October 1, 1997, between the Bank, the Borrower and the Issuer.

         "Business Day" shall mean any day of the year other than (i) a Saturday or Sunday, (ii) any day on which commercial banks located in New York, New York, or the city or cities in which are located the corporate trust offices of the Trustee and the Tender Agent and the office of the Bank at which demands for payment under the Letter of Credit are to be presented are authorized by law to close, or (iii) any day on which the New York Stock Exchange is closed.

         "Closing Date" shall mean October 10, 1997, or such other date agreed upon by the Borrower, Issuer, and the Bank.

         "Completion Date" shall mean May 30, 1998.

         "Current Assets" shall mean, at a particular date, the current assets of the Borrower, as determined in accordance with GAAP.

         "Current Liabilities" shall mean, at a particular date, the current liabilities of the Borrower, as determined in accordance with GAAP.

         "Credit" shall have the meaning set forth in Section 8. 1 (b) hereof.

         "Date of Issuance" shall mean the date of issuance of the Letter of Credit.

         "Determination of Taxability" shall have the meaning assigned thereto in the Indenture.

         "Eligible Investments" shall have the meaning assigned thereto in the Indenture.

         "Environmental Law" shall mean any federal, state, or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability upon a Person in connection with the use, release or disposal of any hazardous toxic or dangerous substance, waste or material.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended or supplemented, and all regulations thereunder.

         "Event of Default" shall have the meaning assigned thereto in Section 7 hereof.

         "Financing Documents" shall have the meaning assigned thereto in the Indenture.

         "GAAP" shall mean generally accepted accounting principles as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied.


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

         "General Contract" shall mean the general construction contract dated September 30, 1997 between the Borrower and the General Contractor for the Project Facility.

         "General   Contractor"  shall  mean  D.B.  Western,   Inc.,  an  Oregon
corporation.

         "Guarantor"   shall  mean   Spurlock   Industries,   Inc.,  a  Virginia
corporation.

         "Indebtedness" shall mean, at a particular date, all indebtedness for money borrowed or for the deferred purchase price of property and lease obligations of Borrower which have been, or which in accordance with Statement of Financial Accounting Standards No. 13, as from time to time amended, should be, capitalized.

         "Indenture" shall mean the Trust Indenture, dated as of October 1, 1997, between the Issuer and the Trustee.

         "Indenture Default" shall mean an Event of Default under and pursuant to the Indenture.

         "Interest Coverage Requirement" shall mean the amount equal to 110 days' accrued interest at the Maximum Rate on the outstanding principal amount of the Bonds to enable the Trustee to pay (i) the interest on the Bonds when due and (ii) an amount equal to the interest portion, if any, of the purchase price of any Bonds tendered for purchase by the holder thereof to the extent remarketing proceeds are not available for such purposes.

         "Interest Drawing" shall have the meaning set forth in the Letter of Credit.

         "Issuer" shall mean the County of Saratoga Industrial Development Agency, a public benefit corporation existing under the laws of the State of New York.

         "Land" shall have the meaning set forth in the Indenture.

         "Letter of Credit" shall mean the Letter of Credit to be issued by the Bank on the Closing Date pursuant to this Reimbursement Agreement, such Letter of Credit to be substantially in the form of Exhibit A hereto.

         "Letter of Credit Fee" shall have the meaning set forth in Section 2.2(b) hereof.

         "Maximum Rate" shall mean a rate per annum of ten percent (10%).

         "Mortgage" shall have the meaning set forth in the Indenture.

         "Net Profit After Tax" means, for any period, the net income of the Borrower after provisions for taxes as determined in accordance with GAAP.

         "Permitted  Liens"  shall mean the Liens  referred  to in  Section  6.8 hereof.

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

         "Person" shall mean any natural person, corporation (which shall be deemed to include business trust), association, partnership, political entity, or political subdivision thereof.

         "Plan" shall mean any plan defined in Section 4021(a) of ERISA in respect of which Borrower or any Subsidiary of the Borrower is an "employer" or a "substantial employer" as defined in Sections 3(5) and 4001(a)(2) of ERISA, respectively.

         "Plans and Specifications" shall mean the plans and specifications for the Project Facility approved by the Bank.

         "Pledge Agreement" means the Pledge and Security Agreement dated as of October 1, 1997 from Borrower to the Bank.

         "Pledged Collateral" shall mean the collateral in which the Borrower has given the Bank a lien or security interest pursuant to the Mortgage, the Security Agreement, the Assignment and/or the Pledge Agreement.

         "Project  Fund"  shall  have  the  meaning   assigned  thereto  in  the
Indenture.

         "Principal Drawing" shall have the meaning set forth in the Letter of Credit.

         "Project Facility" shall have the meaning set forth in the Indenture.

         "Purchaser" shall mean the original purchaser or purchasers of the Bonds.

         "Remarketing Agent" shall mean KeyBank National Association, Cleveland, Ohio.

         "Reportable Event" shall mean any reportable event as that term is defined in ERISA.

         "Security Agreement" shall mean the Security Agreement dated of even date herewith by Borrower to Bank.

         "Stated Amount" shall have the meaning set forth in the Letter of Credit.

         "Stated Expiration Date" shall mean October 17, 2002, subject to extension as provided in Section 8.1 herein.

         "Subordinated Debt" shall mean Indebtedness of a Person which is subordinated, in a manner satisfactory to the Bank, to all Indebtedness owing to the Bank and to all other indebtedness which is pari passu therewith or senior thereto.



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

         "Subsidiary" or "Subsidiaries" shall mean (i) any for profit corporation more than fifty percent (50%) of the capital stock of which is owned or controlled, directly or indirectly, by Borrower or any Subsidiary and whose accounts are required to be consolidated with those of Borrower in accordance with generally accepted accounting principles, consistently applied and (ii) any non-profit corporation which is controlled, directly or indirectly, by Borrower.

         "Tangible Net Worth" shall mean the total assets of a Person less such Person's (i) Total Debt, (ii) aggregate amount of all intangible assets and
(iii) amounts due from related parties.

         "Termination Date" shall have the meaning set forth in the Letter of Credit.

         "Total Debt" shall mean the total of all items of Indebtedness or liability which in accordance with GAAP would be included in determining total liabilities on the liability side of the balance sheet as of the date of determination.

         "Trustee" shall mean Star Bank, N.A. or any successor Trustee under the Indenture.


                                   SECTION TWO

                          ISSUANCE OF LETTER OF CREDIT

         Section 2.1. Issuance of Letter of Credit. Subject to the terms and conditions hereof, the Bank agrees to execute and deliver the Letter of Credit substantially in the form of Exhibit A hereto. The obligations of the Bank under the Letter of Credit shall be absolute and irrevocable and shall be performed strictly in accordance with the terms of the Letter of Credit and this Reimbursement Agreement.

         Section 2.2. Fees and Reimbursement.

         A.       The Borrower hereby agrees to pay to the Bank:

                  1. Before 2:00 p.m., New York time, on each date that any amount is drawn under the Letter of Credit pursuant to a Principal Drawing or an Interest Drawing; and before 2:00 p.m., New York time on or before the second (2nd) Business Day after the date that any amount is drawn under the Letter of Credit pursuant to a Bond Purchase Drawing a sum equal to the amount so drawn under the Letter of Credit plus
                           (x) interest accrued from the date of any such Principal Drawing, Interest Drawing, or Bond Purchase Drawing, if any, on the amount so drawn under the Letter of Credit as determined pursuant to clause (3) of this subsection (A) of this Section 2.2, plus (y) any and all charges and expenses which the Bank may pay or incur relative to such drawing under the Letter of Credit, plus (z) a fee in the amount of Two Hundred Dollars ($200.00) for that drawing under the Letter of Credit;


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

                  2. Upon each transfer of the Letter of Credit in accordance with its terms and as a condition thereto, a sum in such amount as shall be necessary to cover the reasonable costs and expenses to the Bank incurred in connection with such transfer;

                  3. Interest, payable on demand, on any and all amounts of any Principal Drawing, Interest Drawing and/or Bond Purchase Drawing not paid by the Borrower when due under any section of this Reimbursement Agreement from the date such amounts become due until payment in full, such interest at a rate per annum equal to
                           (i) prior to the occurrence of an Event of Default, the Bank's Prime Rate, (ii) upon the occurrence of an Event of Default and during the continuance thereof, the Bank's Prime Rate plus four percent (4%);

                  4. On demand, reasonable costs, fees and expenses incurred by the Bank, including reasonable attorneys fees, in connection with the issuance of the Letter of Credit or the preparation or execution of any documents or opinions related thereto;

                  5. On demand, any and all reasonable expenses incurred by the Bank, including reasonable attorneys fees, in enforcing any of its rights under this Reimbursement Agreement, or any of the Bank Documents; and

                  6. On or prior to closing, any and all appraisal fees relating to the appraisal of the real property subject to the Mortgage and the Collateral Mortgage.

                  7.       On  or  prior  to  the  Closing   Date,   a  one-time
                           origination fee equal to $38,400.

         B. The Borrower hereby agrees to pay to Bank on the date of issuance of the Letter of Credit and on each annual anniversary of that date, a fee (the "Letter of Credit Fee") equal to an amount calculated by multiplying the sum of (i) the maximum amount available to be drawn under the Letter of Credit with respect to a Principal Drawing on the date of calculation and (ii) the maximum amount available to be drawn under the Letter of Credit with respect to Interest Drawings on the date of calculation, by one percent (1.0%) per annum.

         C. The Borrower shall pay to the Bank all reasonable legal, documentation and construction monitoring costs associated with closing and funding this transaction.

         D. If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authorities charged with the administration thereof shall impose, modify or deem applicable any reserve, special deposit or similar requirement which would impose on the Bank any reasonable additional costs (i) generally upon the issuance or maintenance of


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

                  letters of credit by the Bank, (ii) specifically in respect of this Reimbursement Agreement or the Letter of Credit, or (iii) in respect of any capital adequacy requirement (including, without limitation, a requirement which affects the manner in which the Bank allocates capital resources to its commitments), and the result of such imposition of additional costs as described in clause (i), (ii), or (iii) above shall be to increase the cost to the Bank of issuing or maintaining the Letter of Credit (which increase in cost shall be the result of the Bank's reasonable allocation of the aggregate of such cost increases resulting from such events), then, (x) within thirty days of the Bank's obtaining knowledge of such change in law, regulations or interpretation thereof, the Bank shall so notify the Borrower and (y) upon receipt of such notice from the Bank, accompanied by a certificate as to such increased cost, the Borrower shall pay as of the effective date of such change or interpretation all additional amounts which are necessary to compensate the Bank for such increased cost incurred by the Bank. The certificate of the Bank as to such increased costs shall show the manner of calculation and shall be conclusive (absent manifest error) as to the amount thereof.

         E. The Borrower's obligations to make payments to the Bank under this Section 2.2 shall be deemed satisfied to the extent of payments made by the Trustee to the Bank from funds on deposit with and held by the Trustee pursuant to the Indenture.

         F. All payments by the Borrower to the Bank hereunder shall be made in lawful currency of the United States and in immediately available funds at the Bank's principal office, currently at 66 South Pearl Street, Albany, New York 12207.

         Section 2.3. Borrower's Obligations Unconditional. The payment obligations of the Borrower under this Reimbursement Agreement shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with the terms of this Reimbursement Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

         A. Any lack of validity or enforceability of the Bank Documents, the Financing Documents or any other agreement or instrument relating thereto;

         B. Any amendment or waiver of or any consent to departure from the terms of the Letter of Credit, the Bank Documents, the Financing Documents or any other agreement or instrument relating thereto;

         C. The existence of any claim, setoff, defense or right which the Borrower may have at any time against any beneficiary or any transferee of the Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Bank or any other person or entity, whether in connection with this Reimbursement Agreement, the transactions contemplated by the Bank Documents or the Financing Documents, or any unrelated transaction;



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

         D. Any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

         E. Payment by the Bank under the Letter of Credit against presentation of a request which on its face appears to be in accordance with the terms of the Letter of Credit; or

         F. Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.



                                  SECTION THREE

                         REPRESENTATIONS AND WARRANTIES

         The Borrower expressly represents and warrants that:

         Section 3.1. Incorporation and Legal Authority. Borrower is a corporation duly organized and validly existing and in good standing under the laws of the State of Virginia, is duly qualified to do business and is in good standing in the State of New York, and has all requisite corporate power and authority to own its property and to carry on its business as now being conducted, to enter into the Bank Documents and the other agreements referred to herein and transactions contemplated thereby, and to carry out the provisions and conditions of the Bank Documents. Borrower is duly qualified to do business and is in good standing in every jurisdiction where the failure to so qualify would have a material adverse effect on the business of Borrower.

         Section 3.2. Due Execution and Delivery. Borrower has full power, authority and legal right to incur the obligations provided for in, and to execute and deliver and to perform and observe the terms and provisions of, the Bank Documents, and each of them has been duly executed and delivered by the Borrower by all required corporate action, and the Borrower has obtained all requisite consents to the transactions contemplated thereby under any instrument to which it is a party, and the Bank Documents constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

         Section 3.3. No Breach of Other Instruments. Neither the execution and delivery of the Bank Documents, nor the compliance by Borrower with the terms and conditions of the Bank Documents, nor the consummation of the transactions contemplated thereby, will conflict with or result in a breach of Borrower's articles of incorporation or by-laws, or any of the terms, conditions or provisions of any agreement or instrument or any charter or other corporate restriction or law, regulation, rule or order of any governmental body or agency to which Borrower is now a party or is subject, or imposition of a lien, charge or encumbrance which will

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

have a material adverse affect upon any of the property or assets of the Borrower pursuant to the terms of any such agreement or instrument.

         Section   3.4.   Government   Authorization.   No  consent,   approval,
authorization or order of any court or governmental agency or body not previously obtained is required for the consummation by Borrower of the transactions contemplated by the Bank Documents or the Financing Documents.

         Section 3.5. Ratification Of Liens On And Security Interests In The Project Facility. The Company hereby ratifies, confirms and acknowledges the Bank's rights, Liens on and security interests in the Project Facility and the other collateral as described in and granted pursuant to the Mortgage, the Collateral Mortgage, the Security Agreement and the other Financing Documents.

         Section 3.6. Absence of Defaults, etc. Borrower is not (i) in material default under any indenture or contract or agreement to which it is a party or by which it is bound, (ii) in violation of its articles of incorporation or by-laws, each as amended, (iii) in default with respect to any order, writ, injunction or decree of any court, or (iv) in default under any order or license of any federal or state governmental department, which default or violation in any of the aforesaid cases materially and adversely affects its respective business or property. There exists no condition, event or act which constitutes, or after notice or lapse of time or both would constitute, an Event of Default.

         Section 3.7. Indebtedness of Borrower. Borrower does not have outstanding on the date hereof, any Indebtedness for borrowed money in excess of $100,000, except for such Indebtedness reflected on the financial statements referred to in Section 3.9 hereof or otherwise disclosed to the Bank, and except in connection with the Bonds.

         Section 3.8.  Subsidiaries.  Borrower has no Subsidiaries.

         Section 3.9. Financial Statements. All financial statements of Borrower furnished to the Bank on or prior to the date hereof are correct and complete in all material respects and fairly present the financial position of Borrower at the dates thereof and the results of its operations for the periods covered thereby, and such financial statements, including any notes and comments contained therein, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved.

         Section 3.10. No Adverse Change. Subsequent to the date of the financial statements referred to in Section 3.9 hereof, there has been no material adverse change in the business, properties or condition, financial or otherwise, of the Borrower, except for changes arising in the ordinary course of business or in connection with the issuance and sale of the Bonds or as may be otherwise disclosed in writing to the Bank prior to the date hereof.

         Section 3.11. Taxes. Borrower has filed all tax returns which are to be filed and has paid, or has made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received by them. The Borrower knows of no deficiency assessment or proposed deficiency assessment of taxes against Borrower, except as

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

may be otherwise disclosed in writing to the Bank prior to the date hereof.

         Section 3.12. ERISA. No Reportable Event or Prohibited Transaction (as defined in Section 4975 of the Internal Revenue Code) has occurred and is continuing with respect to any Plan and Borrower has not incurred any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA.

         Section 3.13. Litigation. Except as otherwise disclosed in writing to the Bank prior to the date hereof, there are no actions, suits or proceedings pending, or to the knowledge of Borrower, threatened against Borrower or its property in any court, or before or by any federal, state or municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, which could result in any adverse change in the business, property or assets, or in the condition, financial or otherwise, of Borrower, except for actions, suits or proceedings of a character normally incident to the kind of business conducted by Borrower, none of which, either individually or in the aggregate, if adversely determined, would materially impair Borrower's right or ability to carry on its business substantially as now conducted or materially adversely affect the financial position or operations of the Borrower.

         Section 3.14. Ownership of Property. Borrower, or the Issuer, has good and marketable fee title to, or valid leasehold interests in, its real properties in accordance with the laws of the jurisdiction where located, and good and marketable title to substantially all its other property and assets, subject, however, in the case of real property, to title defects and restrictions which do not materially interfere with the operations conducted thereon by Borrower. Except for Permitted Liens, the real property and all other property and assets of the Borrower are free from any liens or encumbrances securing Indebtedness and from any other liens, encumbrances, charges or security interests of any kind. Each lease to which Borrower is a party is in full force and effect, no material default on the part of any party thereto exists, and, as to each of such leases to which Borrower is party as lessee, Borrower enjoys peaceful and undisturbed possession of the property affected thereby.

         Section 3.15. No Burdensome Restrictions. Borrower is not a party to any instrument or agreement or subject to any charter or other corporate restriction which would to a material extent adversely affect the business, property, assets, operations or condition, financial or otherwise, of Borrower.

         Section 3.16. Environmental Matters. Borrower is in compliance with all Environmental Laws and all applicable federal, state and local health and safety laws, regulations, ordinances or rules, except to the extent that any non-compliance will not, in the aggregate, have a materially adverse effect on Borrower or the ability of Borrower to fulfill its obligations under this Reimbursement Agreement.


                                  SECTION FOUR

                               CLOSING CONDITIONS

         The obligation of the Bank to issue the Letter of Credit on the Closing Date shall be subject to the following conditions precedent:

         Section 4.1. Execution and Delivery of the Bank Documents and the Financing Documents. The Borrower and the Guarantor, as applicable, shall have delivered to the Bank fully executed copies of each of the Bank Documents, and the Issuer, the Trustee, the Borrower, and the Guarantor, as applicable, shall have duly authorized, executed and delivered the Financing Documents, transcript of proceedings, authorizing resolutions and incumbency certificates.

         Section 4.2. Delivery of Documents Relating to the Project Facility. The Borrower shall have duly and validly executed and delivered the Mortgage, Security Agreement, Assignment, Bond Pledge, and UCC financing statements; the Mortgage, the Assignment and UCC financing statements shall have been duly recorded and/or filed in favor of the Bank. In addition, the Borrower shall have delivered to the Bank:

         (a) Evidence that the Land is not located in a special flood hazard area as identified by HUD;

         (b) Certificates of insurance and evidence of payment of premiums therefor with respect to the insurance required by the Bank with respect to the Project Facility as set forth in Sections
                  6.3 and 6.4 of the Installment Sale Agreement;

         (c) A current certified survey of the Land prepared by a registered surveyor satisfactory to the Bank, and containing on the face thereof the completed certificate of the surveyor in the form of the surveyor's certificate required by the Bank, dated not more than thirty (30) days prior to the Date of Issuance, and in compliance with the Minimum Standard Detail Requirements for ALTA/ASCM Class A land title surveys, as adopted by the American Land Title Association and American Congress on Surveying and Mapping in 1992;

         (d) A current Phase I environmental audit of the Project Facility satisfactory to the Bank in its sole discretion prepared by an environmental consultant reasonably satisfactory to the Bank;

         (e) A Commitment to issue the Title Policy in the form of an ALTA Loan Policy of Title Insurance issued by the Title Company (i) insuring that the Mortgage, as of the time of its filing for record, is a first and best lien upon the Land, and that the title to the Land is free, clear and unencumbered, subject only to the Permitted Liens; (ii) insuring the priority of the Mortgage over mechanics or materialmen's liens; (iii) obligating the Title Company to affirmatively insure that access to Land is by a dedicated and accepted public right-of-way; and (iv) including such endorsements and affirmative insurance as may be required by the Bank, including, but not limited to, the so-called "Pending Disbursement Clause";

         (f) Evidence satisfactory to the Bank that the Project Facility, when completed, and the proposed and actual use thereof, will comply in all material respects with all applicable laws, statutes, codes, ordinances, rules and regulations, including, but not limited to, zoning and Environmental Laws, of all governmental authorities having jurisdiction over the same, and that there is no action or proceeding pending (or any time for an appeal of any decision rendered) before any court, quasi-judicial body or administrative agency at the Date of Issuance relating to the validity of this Reimbursement Agreement or the transactions contemplated hereby or the proposed or actual use or operation of the Project Facility.

         Section 4.3. Issuance and Sale of the Bonds. The Bonds shall have been duly issued and sold to the Purchaser pursuant to the Financing Documents.

         Section 4.4. Representations and Warranties True as of Closing and No Event of Default. The representations and warranties contained in this Reimbursement Agreement and the other Bank Documents shall be true in all material respects on the Closing Date with the same effect as though made on and as of that date and no condition, event or act shall have occurred which constitutes an Event of Default or, with notice or lapse of time, or both, would constitute an Event of Default.

         Section 4.5. Opinion of Borrower Counsel. The Bank shall have received from Williams, Mullen, Christian & Dobbins, P.C., counsel for the Borrower, a closing opinion with respect to such matters incident to the transactions contemplated hereby as Bank and Bank's counsel may reasonably request.

         Section 4.6. Opinion of Bond Counsel. The Bank shall have received from Bond Counsel an opinion with respect to the tax-exempt status of the Bonds and the absence of any securities registration requirements with respect to the Bonds or the Letter of Credit under the Securities Act of 1933, as amended.

         Section 4.7. Proceedings Satisfactory. All proceedings taken in connection with the execution and delivery of this Reimbursement Agreement and the other Bank Documents shall be satisfactory to the Bank and the Bank shall have received copies of such certificates, documents and papers as reasonably requested in connection therewith, all in form and substance satisfactory to the Bank.

         Section 4.8 Guaranty. The Guarantor shall have executed and delivered the Guaranty to the Bank.

         Section 4.9 Other. Borrower shall have delivered to the Bank such other documents, instruments and approvals as Bank may reasonably request and this Reimbursement Agreement shall be in effect.

                                  SECTION FIVE

                         DISBURSEMENTS FROM PROJECT FUND

         Borrower shall not request or receive any disbursement of funds from the Project Fund unless the Bank shall have approved such disbursement in writing to the Trustee and the following conditions shall be true with respect to each such disbursement:

         Section 5.1. Bank's Inspector's Certificate. Prior to each disbursement the Bank's Inspector shall inspect the Project Facility to verify that the request for disbursement accurately indicates the amount of construction completed to said date. The Bank shall have received a certificate from the Bank's Inspector certifying (i) that the construction of the Project Facility theretofore completed, if any, has been performed substantially in accordance with the Plans and Specifications; (ii) that the quality of construction of the Project Facility theretofore completed is in accordance with generally accepted standards in the construction industry for the cost of the construction of the Project Facility; (iii) that the undisbursed portion of the Project Fund together with other monies to be provided by Borrower are adequate to complete the construction and equipping of the Project Facility pursuant to the Plans and Specifications by the Completion Date; and (iv) that it is reasonable to expect that the completion of the Project Facility will occur on or before the Completion Date. It is understood and agreed that the Bank shall not be liable for any reason as a result of such inspections, the parties hereby agreeing that the inspections are solely for the benefit of the Bank.

         Section 5.2. No Liens. The Bank shall have received evidence satisfactory to the Bank that since the last preceding disbursement from the Project Fund there has been no change in the state of title to the Project Facility. The Borrower shall pay the cost of each title update required by the Bank from the title company in connection with each request for approval of disbursement and each endorsement to the title policy.

         Section 5.3. Request for Approval of Disbursement.  Not later than five
(5) business days before the date on which the Borrower desires a disbursement from the Project Fund, the Borrower shall submit to the Bank (i) a written request for approval of the disbursement from the Project Fund; (ii) a certification of the Borrower that, among other things, the Borrower has paid or actually incurred the costs for which the request is being made; (iii) a revised Project Budget showing the balance of each category of Project costs; and (iv) a requisition using AIA Form G702 and/or G703 if the draw is used for construction or such other form as the Bank may request, accompanied by a cost breakdown, the accuracy of which shall be verified by the Bank's Inspector.

         Section 5.4. Compliance with the Building Loan Agreement. The Borrower will submit evidence to the Bank that it is in compliance with all conditions to the disbursement of loan proceeds under the Building Loan Agreement.


                                   SECTION SIX

                                    COVENANTS

         The Borrower covenants and agrees that, except as otherwise waived by the Bank in writing, from the date of this Reimbursement Agreement and until the obligations of the Borrower to the Bank hereunder are satisfied in full, it will comply with the following provisions:

         Section 6.1. Accounting; Financial Statements and Other Information. Borrower will maintain a standard system of accounting, established and administered in accordance with generally accepted accounting principles consistently followed throughout the periods involved, and will set aside on its books for each fiscal year the proper amounts for depreciation, obsolescence, amortization, bad debts, current and deferred taxes, and other purposes as shall be required by generally accepted accounting principles. The Borrower will deliver to the Bank:

         (a) As soon as practicable after the end of each month in each fiscal year, except the last, and in any event within thirty
                  (30) days thereafter, internally prepared monthly financial statements of the Borrower, certified as complete and correct by the principal financial officer of the Borrower, subject to changes resulting from year-end adjustments;

         (b) As soon as practicable after the end of each fiscal year, and in any event within one hundred twenty (120) days thereafter, a statement of condition of Borrower as of the end of such year, and statements of cash flows and changes in financial position and/or changes in fund balances as applicable to Borrower for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified as complete and correct by the principal financial officer of Borrower, reviewed (audit level) by a firm of independent certified public accountants selected by Borrower and satisfactory to the Bank;

         (c) Promptly upon receipt thereof, copies of all other written reports submitted to the Borrower by independent accountants in connection with any annual or interim audit of the corporate books of the Borrower;

         (d) With reasonable promptness, such other data and information as from time to time may be reasonably requested by the Bank; and

         (e) Accompanying each set of financial statements specified in (a) and (b) above, a certificate of a principal officer of Borrower, to the effect that (i) Borrower has complied with and is in compliance with all the terms and covenants of this Reimbursement Agreement binding upon Borrower and with all the terms and covenants of the other Financing Documents binding upon Borrower, and (ii) there exists no Event of Default, and no event which with the giving of notice or passage of time or both, would constitute such an Event of Default or if this is not the case, that one or more specified Events of Default has occurred and the steps Borrower, with Bank's written concurrence, is taking to cure same.

         Section 6.2. Insurance and Maintenance of Properties and Business. The Borrower will maintain, with financially sound and reputable insurers, insurance to protect its properties and business against losses or damages of the kind customarily insured against by corporations of established favorable reputation engaged in the same or a similar business and similarly situated, including, but not limited to, (a) the insurance required pursuant to the Bank Documents and the Financing Documents, (b) necessary workers' compensation insurance, (c) adequate public liability insurance, and (d) such other insurance as may be required by law or as may be reasonably required in writing by the Bank. Borrower will, upon request, furnish to the Bank a schedule of all insurance carried by it, setting forth in detail the amount and type of such insurance. The Borrower will maintain, in good repair, working order and condition (normal wear and tear excepted), all properties used or useful in the business of the Borrower.

         Section 6.3. Payment of Indebtedness and Taxes. Borrower will pay (a) all of its Indebtedness (not required to be subordinated hereunder) and other obligations in accordance with normal terms or any applicable grace periods and
(b) all taxes, assessments, and other governmental charges levied upon any of its respective properties or assets or in respect of its respective franchises, business, income, or profits before the same become delinquent, except that no such Indebtedness, obligations, taxes, assessments, or other charges need be paid if contested by Borrower in good faith and by appropriate proceedings promptly initiated and diligently conducted and if appropriate provision, if any, as shall be required by GAAP, shall have been made therefor.

         Section 6.4. Litigation; Adverse Changes. Borrower will promptly notify the Bank in writing of (a) any event which, if existing at the date hereof, would require qualification of the representations and warranties set forth in Sections 3.10 and 3.13 and (b) any material adverse change in the condition, business, or prospects, financial or otherwise, of Borrower.

         Section 6.5. Inspection. Borrower will make available for inspection by duly authorized representatives of the Bank, its books, records, and properties when reasonably requested to do so, and will furnish the Bank such information regarding its respective business affairs and financial condition within a reasonable time after written request therefor.

         Section 6.6.  Environmental Matters.  Borrower:

         (a)      Shall comply in all material  respects with all  Environmental
                  Laws.

         (b) Shall deliver promptly to Bank (i) copies of any documents received from the United States Environmental Protection Agency or any state, county or municipal environmental or health agency, and (ii) copies of any documents submitted by Borrower to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning its operations.

         Section 6.7. Sale, Purchase and/or Lease of Assets. Borrower will not, directly or indirectly, (a) make or commit to make any expenditures in respect of the purchase or other acquisition of fixed or capital assets (excluding normal replacements and maintenance which are properly charged to current operations), provided, that the Borrower may make capital expenditures during calendar year 1997 in an amount not to exceed $7,000,000 and, thereafter, for any calendar year, in an amount not to exceed $800,000 or (b) sell, lease, transfer or otherwise dispose of all or any substantial part of its assets to any other Person.

         Section 6.8. Mortgage, Security Interests, and Liens. Borrower will not, directly or indirectly, create, incur, assume, or permit to exist any mortgage, security interest, lien, charge, encumbrance on, pledge or deposit of, or conditional sale or other title retention agreement with respect to, any property or asset of Borrower now owned or hereafter acquired and included in the Project Facility (herein called "Liens") other than:

         (a) Liens for taxes, assessments, or governmental charges or levies the payment of which is not at the time required by
                  Section 6.3 hereof;

         (b) Liens imposed by law, such as Liens of landlords, carriers, warehousemen, mechanics, and materialmen arising in the ordinary course of business for sums not yet due or being contested by appropriate proceedings promptly initiated and diligently conducted, provided other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

         (c) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security, or to secure the performance of tenders, statutory obligations, and surety and appeal bonds, or to secure the performance and return of money bonds and other similar obligations, excluding obligations for the payment of borrowed money;

         (d) Any judgment Lien arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;

         (e) Other Liens (other than mechanics liens relating to the Project Facility) incidental to the conduct of the Borrower's business or ownership of properties and assets, which are not incurred nor granted in connection with the borrowing of money or the obtaining of advances or credits, and which do not in the aggregate materially detract from the value of its or their respective property or assets or materially impair the use thereof in the ordinary course of business;

         (f) Purchase money security interest on any capital asset of Borrower if such purchase money security interest attaches to such capital asset concurrently with the acquisition thereof, provided the debt so secured does not cause the Borrower to breach Section 6.7 of this Agreement;

         (g) Liens or interests evidenced by the Installment Sale Agreement, Mortgage, the Assignment, the Collateral Mortgage, the Security Agreement or the Pledge Agreement, as well as any other Liens in favor of the Bank or any affiliate of the Bank;

         (h) Any Lien on the project Facility to which the Bank gives its prior written consent;

         (i) The mortgage and security agreement dated as of october 1, 1997 (the "Second Mortgage") from the Issuer and the Company to D.B. Western, Inc.;

         (j)      The Lien granted pursuant to the Construction Contract; and

         (k) The operating lease between the Company and D.B. Western, Inc. dated September 30, 1997.

         Section 6.9. Borrowed Money. The Borrower will not, directly or indirectly, create, incur, or assume Indebtedness, or otherwise become, be, or remain liable with respect to, any Indebtedness, provided that the foregoing restrictions shall not apply to:

         (a) The Indebtedness created hereunder and any other Indebtedness now or hereafter payable by the Borrower to the Bank or any affiliate of the Bank;

         (b) Indebtedness of the Borrower which has been subordinated to the Bank in a manner satisfactory to the Bank;

         (c) Existing Indebtedness which is reflected on the Borrower's financial statements referred to in Section 3.9 hereof or has been otherwise disclosed to the Bank;

         (d)      Indebtedness secured by a Permitted Lien;

         (e)      Indebtedness of the Borrower evidenced by the Bonds; and

         (f) Normal and customary trade debt incurred in the ordinary course of business.

         Section 6.10. Investments; Loans. The Borrower will not, directly or indirectly, (a) purchase or otherwise acquire or own any stock or other securities of any other Person or (b) make or permit to be outstanding any loan or advance (other than trade advances in the ordinary course of business) to any other Person except that:


                  (i) Borrower may purchase or otherwise acquire and own marketable direct obligations of the United States of America or any agencies thereof, and certificates of deposit and bankers' acceptances issued or created by any domestic commercial bank;

                  (ii)     Borrower may make Eligible Investments; and

                  (iii) Borrower may make employee loans not to exceed $1,000 per employee at any time and not to exceed $25,000 in the aggregate at any time.

         Section 6.11. Assumptions; Guaranties. Borrower will not assume, guarantee, endorse, or otherwise become directly or contingently liable for (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to, or otherwise invest in any debtor or otherwise to assure the creditor against loss) any financial obligation or Indebtedness of any other Person, except guaranties by endorsement of negotiable instruments for deposit, collection, or similar transactions in the ordinary course of business.

         Section 6.12. Mergers; Consolidation. Borrower will not merge or consolidate with any Person, dissolve, wind up its affairs, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to any Person.

         Section 6.13. Profitability Covenant. The Borrower will not suffer or permit any after- tax net loss (excluding non-cash extraordinary losses) for any two (2) consecutive fiscal quarters.

         Section 6.14 Net Profit After Tax. The Borrower's Net Profit After Tax shall not be less than (i) $750,000 as of September 30, 1997 (cumulative year-to-date); (ii) $1,000,000 as of December 31, 1997 (cumulative year-to-date); and, thereafter, (iv) $300,000 for each subsequent quarter.

         Section 6.15 Tangible Net Worth. The Borrower's Tangible Net Worth shall not as of September 30, 1997 or for any subsequent quarter be less than $4,500,000.

         Section 6.16. Total Debt to Tangible Net Worth. The Borrower will not permit the ratio of its Total Debt to its Tangible Net Worth, calculated as of the end of each quarter, to exceed 2.75 to 1.00.

         Section 6.17. Debt Service Coverage Ratio. The Borrower will not suffer or permit on September 30, 1997 or at the end of any subsequent quarter, Adjusted Net Income for the 12- month period then or most recently ended, expressed as a multiple of the current maturities of long term debt as of such date, to be less than 1.3 to 1. (For purposes hereof, "Adjusted Net Income" shall mean the net income of the Borrower, plus depreciation for such period, plus amortization for such period).

         Section 6.18. Changes to Plans and Specifications, General Contract. The Borrower will not make or permit to be made (a) any material change in the Plans and Specifications; (b) any changes in excess of 10% in any line item of the Project Facility budget, (c) any material change in the terms and conditions of the General Contract or (d) any change in the identity of the General Contractor.

         Section 6.19. Construction of Project. The Borrower will cause the construction of the Project Facility to be carried forward with diligence and continuity and to be completed by the Completion Date, and in accordance with the Plans and Specifications and all applicable zoning, building and other laws, statutes, codes, ordinances, rules and regulations.

         Section 6.20. Additional Funds. The Borrower will, at any time or times upon request of the Bank, deposit with the Bank such additional funds as are reasonably determined by the Bank or the Bank's Inspector to be necessary (in excess of the proceeds of the Bonds) to pay for completion of the Project Facility and all costs and expenses related thereto.

         Section 6.21. Evidence of Payment of Costs. The Borrower will furnish to the Bank copies of all affidavits, lien waivers, releases or other evidence requested by the Bank from time to time to establish that all bills for labor and materials performed or furnished in connection with the Project Facility and all bills of the General Contractor and its subcontractors and material suppliers, have been paid in full, except for retainages.

         Section 6.22. Entry; Correction of Defective Work. The Borrower will allow the Bank, through the Bank's Inspector, and the Bank's officers, agents or employees, at all reasonable times, (a) the right of entry and free access to the Land to inspect all work done, labor performed and materials furnished in furtherance of the Project Facility and (b) to require to be replaced or otherwise corrected any materials or work which fails to comply in any material respect with the Plans and Specifications.

         Section 6.23. Compliance with General Contract. The Borrower shall comply in all material respects with its obligations under the General Contract.

         Section 6.24. Title. The Borrower will keep the title to the Project Facility free and clear of all liens, encumbrances, easements, restrictions and claims, except for (a) the Permitted Encumbrances, (b) any lien, restriction or encumbrance created in connection with this Reimbursement Agreement or otherwise approved by the Bank, and (c) real estate taxes and installments of special assessments, if any, which are a lien but not yet due and payable.

         Section 6.25. Payment Schedule of Bonds. The Borrower shall cause the original principal amount of the Bonds to be repaid not later than the scheduled payments described in Exhibit B attached hereto and made a part hereof.


                                  SECTION SEVEN

                                EVENTS OF DEFAULT

         Section 7.1. Events of Default. The occurrence and continuance of any one or more of the following events shall constitute an Event of Default under this Agreement:

         (a) If any representation or warranty made herein by Borrower or any officer thereof or in any other written statement, certificate, report, or financial statement at any time furnished by or for Borrower in connection herewith, proves to be incorrect in any material respect when made; or

         (b) If Borrower fails to perform or observe any other provision, covenant, or agreement contained in this Reimbursement Agreement or, subject to any applicable grace periods, in any other of the Bank Documents or Financing Documents, and such failure remains unremedied for thirty (30) calendar days after the Bank shall have given written notice thereof to Borrower, or, if such covenant, condition or agreement is capable of cure but cannot be cured within such thirty (30) day period, the failure of the Borrower to commence to cure within such thirty (30) day period and thereafter diligently proceed with all action required to complete said cure within ninety (90) days of such written notice unless such time to cure is otherwise extended by the Bank in writing ; or

         (c) If, subject to any applicable grace period, Borrower (i) fails to pay any Indebtedness for borrowed money exceeding $100,000 individually or in the aggregate (other than as arising under this Reimbursement Agreement) owing by Borrower when due, whether at maturity, by acceleration, or otherwise or (ii) fails to perform any term, covenant, or agreement on its part to be performed under any agreement or instrument (other than this Reimbursement Agreement) evidencing, securing or relating to such Indebtedness when required to be performed, or is otherwise in default thereunder, if the effect of such failure is to accelerate, or to permit the holder(s) of such Indebtedness or the trustee(s) under any such agreement or instrument to accelerate, the maturity of such

                  Indebtedness,  unless waived by such  holder(s) or trustee(s);
                  or

         (d)      If  Borrower   discontinues   business   except  as  otherwise
                  permitted under this Reimbursement Agreement; or

         (e)      An Indenture  Default shall have occurred under the Indenture;
                  or

         (f) Borrower or the Guarantor fails to make or cause to be made any payment to the Bank required to be made pursuant to the terms of the Bank Documents; or

         (g) If Borrower or the Guarantor (i) is adjudicated a debtor or insolvent, or ceases, is unable, or admits in writing its inability, to pay its debts as they mature, or makes an assignment for the benefit of creditors, (ii) applies for, or consents to, the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property, or any such receiver, trustee, or similar officer is appointed without the application or consent of the Borrower, or the Guarantor, as the case may be, (iii) institutes, or consents to the institution of, by petition, application, or otherwise, any bankruptcy reorganization, arrangement, readjustment of debt, dissolution, liquidation, or similar proceeding relating to it under the laws of any jurisdiction, (iv) has any such proceeding instituted against it which remains thereafter undismissed for a period of sixty
                  (60) days or (v) has any judgment, writ, warrant of attachment or execution or similar process issued or levied against a substantial part of its property of the Borrower or the Guarantor and such judgment, writ, or similar process is not released, vacated, or fully bonded within sixty (60) days after its issue or levy.

         (h) Final judgment or judgments for the payment of money in excess in the aggregate of $100,000 shall be rendered against Borrower or the Guarantor and Borrower or the Guarantor shall not discharge the same or cause it to be bonded or discharged within sixty (60) days from the entry thereof, or shall not appeal therefrom or from the order, decree or process upon which or pursuant to which said judgment was granted, based or entered and secure a stay of execution pending such appeal.

         (i) an "event of default" occurs under the loan and security agreement dated as of July 1, 1996 between the Borrower and National Bank of Canada (f/k/a National Canada Finance Corporation).

         Section 7.2. No Waiver; Remedies. If an Event of Default occurs and is continuing, the Bank may exercise any and all remedies, legal or equitable, to collect the amounts due from the Borrower, pursuant to this Reimbursement Agreement, and in its sole discretion, may notify the Trustee that an Event of Default has occurred and may instruct the Trustee to redeem, or call for purchase, the Bonds. Upon receipt by the Trustee of such instructions from the Bank, the Bonds shall be redeemed or purchased pursuant to the Indenture. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or equity.


                                  SECTION EIGHT

             TRANSFER, REDUCTION OR TERMINATION OF LETTER OF CREDIT

         Section 8.1. Transfer of Letter of Credit; Reduction or Termination of Letter of Credit Commitment and Related Matters.

         (a) The Letter of Credit may be transferred in accordance with the provisions set forth therein.

         (b) If the Borrower shall be entitled to a credit against the principal amount of the Bonds prior to maturity (the "Credit") pursuant to an optional redemption of a portion of the Bonds or to the purchase of Bonds in the open market and cancellation of such Bonds in accordance with the provisions of the Indenture, and such amounts have been paid by or on behalf of the Borrower other than by the Bank, the Borrower shall have the right at any time thereafter to reduce permanently, without penalty or premium, the Stated Amount in the manner set forth below. The Stated Amount will be reduced by an amount equal to the sum of the following corresponding reductions in the amounts available for Principal Drawings, Bond Purchase Drawings and Interest Drawings: (a) the amount available for Principal Drawings and Bond Purchase Drawing - Principal (as defined in the Letter of Credit) will be reduced by an amount equal to the amount of such Credit; and (b) the amount available for Interest Drawings will be reduced to an amount equal to the Interest Coverage Requirement. The aforementioned reduction will occur not less than three (3) Business Days' after written notice to the Bank, accompanied by the original Letter of Credit and the written certificate of the Trustee stating that the Borrower is entitled to such Credit and designating the amount of such Credit and the date upon which such credit shall become effective (which shall be a Business Day).

         (c)      If the Stated  Amount  shall be reduced  pursuant to paragraph
                  (b) hereof, then the Bank shall have the right to require the Trustee to surrender the outstanding Letter of Credit to the Bank on the effective date of such reduction of the Stated Amount and to accept on such date, in substitution for the then outstanding Letter of Credit, a substitute irrevocable letter of credit, dated such date, for an amount equal to the amount to which the Stated Amount shall have been so reduced (also less the amount of any drawings upon the Letter of Credit which have not been reinstated under paragraph (d) hereof) but otherwise having terms identical to the then outstanding Letter of Credit.

         (d) The obligation of the Bank to honor Interest Drawings, under the Letter of Credit, up to the amount of the Interest Coverage Requirement, (as same may have been reduced pursuant to subsection (b) of this Section 8.1), will be automatically reinstated to the Interest Coverage Requirement unless, before the end of five (5) days after the date of an Interest Drawing, the Bank shall deliver to the Trustee and the
                  Borrower a certificate stating that the Bank is not reinstating the amount paid pursuant to such Interest Drawing, there having occurred an Event of Default or an event which with notice or lapse of time or both would constitute an Event of Default. Failure to deliver such certificate within the time stated shall be deemed to mean the amounts drawn have been reinstated in full, but shall not be deemed an admission that the Bank has in fact been reimbursed by the Borrower. Notwithstanding the Bank's delivery of a certificate providing that the automatic reinstatement has not occurred, the Bank may thereafter present a new certificate reinstating the amount of such drawing as a part of the available Stated Amount.

         (e) The Bank shall reinstate amounts drawn under the Letter of Credit pursuant to a Bond Purchase Drawing upon receipt by the Bank of money (other than draws under the Letter of Credit) then held by the Trustee and designed to reimburse the Bank for all or a portion of the amounts drawn pertaining to said Bond Purchase Drawing for Bonds tendered for purchase and remarketed by the Remarketing Agent.

         The Letter of Credit shall terminate  automatically  on the earliest of
(i) the payment by the Bank to the Trustee of the final drawing available to be made under the Letter of Credit; (ii) receipt by the Bank of the Letter of Credit and a certificate signed by an officer of the Trustee and an authorized representative of Borrower stating that no Bonds remain outstanding; (iii) receipt by the Bank of the Letter of Credit and a certificate signed by an officer of the Trustee and an authorized representative of Borrower stating that an Alternate Credit Facility in substitution for the Letter of Credit has been accepted by the Trustee and is in effect; or (iv) the Stated Expiration Date. Notwithstanding the foregoing, the Bank may in writing, effective on each October 1, commencing October 1, 2002 extend the Stated Expiration Date of the Letter of Credit for an additional one-year period; provided, however, that such extension shall be, in each instance, made in the sole discretion of the Bank and the Bank may at any time, upon written notice delivered to Borrower and Trustee, elect not to extend the Stated Expiration Date. The Bank shall notify Borrower and Trustee of its decision of whether the Stated Expiration Date shall be extended no later than forty-five (45) days prior to October 1 of each year, provided that the failure of Bank to deliver such notice, or to deliver any notice, shall not mean that Bank has elected to extend the Stated Expiration Date. If the Bank extends the Stated Expiration Date, it shall do so in the form of an amendment to the Letter of Credit, which it shall promptly deliver to Trustee.

                                  SECTION NINE

                                  MISCELLANEOUS

         Section 9.1. Liability of the Bank. Between the Borrower and the Bank, the Borrower assumes all risks of the acts or omissions of the Trustee and any transferee of the Letter of Credit with respect to its use of the Letter of Credit or its proceeds. Neither the Bank nor any of its officers or directors shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or its proceeds or for any acts or omissions of the Trustee and any transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, inaccuracy of any of the statements or representations contained therein or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;
(c) good faith payment by the Bank against presentation of documents which do not strictly comply with the terms of the Letter of Credit, including any failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except the Borrower shall have a claim against the Bank, and the Bank shall be liable to the Borrower, to the extent, but only to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (i) the Bank's willful misconduct or gross negligence in honoring a draft under the Letter of Credit, or (ii) the Bank's willful failure to pay under the Letter of Credit after presentation to it by the Trustee (or a successor trustee under the Indenture to whom the Letter of Credit has been transferred in accordance with its terms) of a sight draft and certificate strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, and may assume the genuineness and rightfulness of any signature thereon, without responsibility for further investigation, regardless of any notice or information to the contrary unless actually received by the Bank; provided, that if the Bank shall receive written notification from both the Trustee and the Borrower that documents conforming to the terms of the Letter of Credit to be presented to the Bank are not to be honored, the Bank agrees that it will not honor such documents and the Borrower shall indemnify and hold the Bank harmless from such failure to honor.

         Section 9.2  Indemnification.

         (a) Borrower hereby agrees to indemnify Bank and hold Bank harmless from and against any and all claims, damages, losses, liabilities, costs or expenses which may arise or be asserted against Bank by reason of the execution, delivery or performance of this Reimbursement Agreement, the Letter of Credit, the Financing Documents, or any transaction contemplated thereby, with the exception of any claim, damage, loss, liability, cost or expense arising solely out of Bank's gross negligence of wilful misconduct.

         (b) Borrower hereby agrees to indemnify and hold Bank harmless against any and all claims, expenses, demands, losses, costs, fines or liabilities of whatever kind or nature (including, without limitation, arising from personal injury or property damage) in any way related to any environmental condition on, above, within, in the vicinity of, related to or affected by the Project Facility, with the exception of any claim, expense, demand, loss, cost, fine or liability arising solely out of Bank's gross negligence or wilful misconduct. The provisions of this Section 9.2 shall survive termination of this Reimbursement Agreement and shall apply to any and all such claims, expenses, demands, losses, costs, fines or liabilities of whatever kind or nature, notwithstanding the discharge of the Mortgage, the Collateral Mortgage, and/or the Security Agreement and the payment of the indebtedness secured thereby.

         (c) Borrower hereby agrees to indemnify and hold Bank harmless against any and all claims, expenses, demands, losses, costs, fines or liabilities of whatever kind of nature in any way related to the occurrence of a Determination of Taxability, with the exception of any claim, expense, demand, loss, cost, fine or liability arising solely out of Bank's gross negligence or wilful misconduct.

         Section 9.3. Right to Set-Off. Upon the occurrence of any Event of Default hereunder the Bank is hereby irrevocably authorized at any time and from time to time without notice to the Borrower, any such notice being expressly waived by the Borrower, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect or contingent or matured or unmatured, at any time held or owing by the Bank to or for the credit or the account of the Borrower, or any part thereof in such amounts as the Bank may elect, against and on account of the obligations and liabilities of the Borrower to Bank hereunder and claims of every nature and description of the Bank against the Borrower, whether arising hereunder or otherwise, as the Bank may elect, whether or not the Bank has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Bank agrees to notify the Borrower promptly of any such set-off and the application made by the Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this subsection are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

         Section 9.4. Additional Collateral. As additional security for this Reimbursement Agreement, the Borrower agrees that in the event that Trustee shall, after the occurrence of a continuing Event of Default hereunder and acceleration of the Indebtedness evidenced hereby, draw upon the Letter of Credit to pay all Bonds, the Bank shall be and become the assignee of all rights and interests of the Issuer and the Trustee, all as provided more fully in the Indenture. The Borrower does hereby consent to such Assignment, and does agree to execute any and all such documents, instruments and certificates in connection therewith as the Bank shall deem appropriate.

         Section 9.5. Optional Redemption. If the Borrower elects to exercise its option to direct redemption of the Bonds by a prepayment, Borrower shall give Bank ten (10) days' prior written notice of such intent. Prior to notifying the Trustee of its election to redeem the Bonds, the

Borrower shall deliver moneys (in good and collected funds) in an amount equal to the amount necessary to effect the redemption to the Bank and the Bank shall then inform the Trustee that those moneys are on deposit and that the Trustee may draw on the Letter of Credit to effect that redemption of the Bonds.

         Section 9.6. Pledge of Bonds. Bonds which are not remarketed shall be held by the Trustee, as agent for the Bank, as security for the obligations of the Borrower under this Agreement Pledge. The Borrower hereby grants the Bank a lien on such Bonds while they are so held by the Trustee.

         Section 9.7. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered, or mailed first-class postage prepaid, or receipt by fax, independently confirmed by other than the Sender's machine,

         (a)      if to the Bank, at:

                  (i)      66 South Pearl Street
                           Albany, New York  12207
                           Attention: International Division,
                                      Letter of Credit Department
                           Fax Number: (518) 487-4998

                  (ii)     KeyBank National Association
                           66 South Pearl Street
                           Albany, New York  12207
                           Attention:  Corporate Banking Division;
                                       Attention: Richard Van Auken
                           Fax Number:  (518) 487-4285

                  with a copy to:

                  Crane, Kelley, Greene & Parente
                  90 State Street, Suite 1515
                  Albany, New York  12207
                  Attention:  Kevin J. Kelley, Esq.

or at such other address as may have been furnished for such purpose to the Borrower by the Bank in writing; or

         (b)      if to the Borrower, at:.

                  Spurlock Adhesives, Inc.
                  5090 General Mahone Highway
                  Waverly, Virginia  23890
                  Attention: Chief Financial Officer
                  with a copy to:

                  William L. Pitman, Esq.
                  Williams Mullen Christian & Dobbins, P.C.
                  1021 East Cary Street
                  Richmond, Virginia  23219

or at such other address as may have been furnished for such purpose to the Bank by the Borrower in writing.

         Section 9.8. Survival of Representations and Warranties. All agreements, representations and warranties contained in the Bank Documents shall survive the execution and delivery of this Reimbursement Agreement, any investigation at any time made by or on behalf of the Bank and the issuance and acceptance of the Letter of Credit. All statements contained in any certificates or other instruments delivered by or on behalf of the Borrower pursuant hereto shall constitute representations and warranties by the Borrower under this Reimbursement Agreement.

         Section 9.9. Payments on Holidays. Whenever any payment to be made pursuant to this Reimbursement Agreement shall be stated to be due on a public holiday in the State of New York, Saturday or Sunday, such payment may be made on the next succeeding business day and such extension of time shall in such case be included in computing interest, if any, in connection with such payment.

         Section 9.10. Computation of Interest. All computations of interest hereunder shall be made on the basis of a three hundred sixty (360) day year consisting of twelve (12) thirty (30) day months.

         Section 9.11. Entire Agreement. The Bank Documents and the Letter of Credit embody the entire agreement and understanding between the Bank and the Borrower and supersede all prior agreements and understandings relating to the subject matter hereof.

         Section 9.12. Parties in Interest. All the terms and provisions of this Reimbursement Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

         Section 9.13. Participations. The Bank reserves the right to sell participations in its obligations evidenced by the Letter of Credit, provided, however, that Borrower shall continue to deal solely with Bank in such event, it being understood and agreed that Borrower shall have no responsibility to such participants.

         Section 9.14. Expenses. Borrower agrees, regardless of whether or not the Bonds are eventually issued and sold and regardless of whether or not the transactions contemplated hereby shall be consummated, to pay all reasonable expenses incurred by the Bank incident to such transactions in the preparation of documentation relating thereto, including all fees and disbursement of the counsel to the Bank, for services to the Bank. Borrower further agrees to pay all like expenses incurred by the Bank in connection with any amendments of or waivers or consents requested by Borrower under or with respect to the Bank Documents or the enforcement from time to time by the Bank of its rights under and pursuant to the Bank Documents.

         Section 9.15. Counterparts. This Reimbursement Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Reimbursement Agreement by signing any such counterpart.

         Section 9.16. Governing Law. This Reimbursement Agreement shall be governed exclusively by and construed in accordance with the applicable laws of the State of New York.

         IN WITNESS WHEREOF, the undersigned have caused this Reimbursement Agreement to be executed as of the date first above written.

                                            SPURLOCK ADHESIVES, INC.


                                            By: /s/ Phillip S. Sumpter
                                                --------------------------------
                                                Phillip S. Sumpter,
                                                Executive Vice President

                                            KEYBANK NATIONAL ASSOCIATION


                                            By: /s/ Richard Van Auken
                                                --------------------------------
                                                Richard Van Auken,
                                                Senior Banker

01294\reimburs.3

                                   EXHIBIT A


                          KEYBANK NATIONAL ASSOCIATION
                             INTERNATIONAL DIVISION
                           LETTER OF CREDIT DEPARTMENT
                              66 SOUTH PEARL STREET
                             ALBANY, NEW YORK 12207

                      IRREVOCABLE TRANSFERRABLE DIRECT PAY
                         LETTER OF CREDIT NO. NSL792132
                                October 10, 1997

Star Bank, N.A.,
    as Trustee under the Trust Indenture
    with the County of Saratoga Industrial
    Development Agency, dated as of
    October 1, 1997
425 Walnut Street, ML 5125
Cincinnati, Ohio 45202-1118

Attention:  Corporate Trust Services

Ladies and Gentlemen:

         At the request and on the instructions of our customer, Spurlock Adhesives, Inc. ("Applicant"), as account party, KeyBank National Association (hereinafter "we" or "our") hereby establishes this Irrevocable Transferrable Direct Pay Letter of Credit ("Letter of Credit") in your favor, not individually, but solely as Trustee (hereinafter "you" or "your") for the benefit of the holders of County of Saratoga Industrial Development Agency Multi-Mode Variable Rate Industrial Development Revenue Bonds (Spurlock Adhesives, Inc. Project), Series 1997A (the "Bonds") issued by County of Saratoga Industrial Development Agency ("Issuer") pursuant to a Trust Indenture, dated as of October 1, 1997, by and between the Issuer and Star Bank, N.A., as Trustee ("Trustee") (the "Indenture"). All capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

         We hereby irrevocably authorize you to draw on us in accordance with the terms and conditions hereinafter set forth, by one or more sight drafts in the form of Exhibit 1 attached hereto ("Draft(s)"), in an aggregate amount not exceeding $6,180,822, as reduced and reinstated from time to time in accordance with the provisions hereof (the "Stated Amount"), of which an aggregate amount not exceeding (i) $6,000,000 may be drawn with respect to (a) the unpaid principal amount of Bonds Outstanding, whether at maturity, acceleration or upon redemption ("Principal Drawing") or (b) that portion of the Purchase Price corresponding to principal of Bonds Outstanding tendered and not remarketed pursuant to the Indenture ("Bond Purchase Drawing - Principal"); plus (ii) $180,822.00 (computed on the basis of up to one hundred ten (110) days of accrued interest on Bonds Outstanding at an assumed maximum interest rate of ten percent (10%) per annum, calculated on the basis of a 365 or 366 day year) may be drawn with respect to (a) the payment of up to one hundred ten (110) days accrued interest on Bonds Outstanding ("Interest Drawing") or (b) that portion of the Purchase Price corresponding to interest on Bonds Outstanding tendered and not remarketed pursuant to the Indenture ("Bond Purchase Drawing - Interest), ("Bond Purchase Drawing - Principal" and "Bond Purchase Drawing - Interest" shall be, collectively, "Bond Purchase Drawing").

         Each drawing honored by us shall reduce that portion of the Stated Amount available under this Letter of Credit, subject only to reinstatement with respect to drawings as hereinafter provided.

         The Stated Amount with respect to an Interest Drawing shall be automatically and irrevocably reinstated, effective as of the close of business of the fifth (5th) day after such Interest Drawing, by the amount of a Draft so drawn, so long as you have not received from us, on or before the close of business on the fifth (5th) day after the date of the presentation to us of a Draft, written notice to the effect that an Event of Default under the Letter of Credit Reimbursement Agreement, dated as of October 1, 1997, between Applicant and us ("Reimbursement Agreement"), has occurred, and that the Stated Amount with respect to an Interest Drawing is not being reinstated.

         Upon receipt by us or our agent of Bonds pledged in connection with any Bond Purchase Drawing pursuant to the Pledge and Security Agreement, the Stated Amount shall be automatically and irrevocably reinstated by the amount of such Bond Purchase Drawing.

         The Stated Amount shall be decreased, and not reinstated, from time to time upon payment under this Letter of Credit for the redemption of the Bonds as provided in the Indenture by (i) with respect to principal, the aggregate principal amount of the Bonds so redeemed, and (ii) with respect to interest, the amount that bears the same proportion to $180,822.00 as the amount specified in the immediately preceding clause (i) bears to $6,000,000.

         Each Draft for each drawing under this Letter of Credit must bear on its face the clause "Drawn under KeyBank National Association Letter of Credit No. NSL792132," be dated the Business Day of presentation and be accompanied by
(i) if the drawing being made is a "Bond Purchase Drawing" pursuant to the Indenture, your completed and signed certificate in the form of Exhibit 2 attached hereto, dated the date of the accompanying Draft; or (ii) if the drawing being made is a "Principal Drawing" or an "Interest Drawing," your completed and signed certificate in the form of Exhibit 3 attached hereto, dated the date of the accompanying Draft. Presentation of Draft(s) and such certificates shall be made at our office specified above or at any other office as may be designated by us by written notice delivered to you via delivery in person, registered mail, certified mail return receipt requested or facsimile transmission (518) 487-4998 with a cover letter expressly stating that originals of the facsimile transmission will be delivered by nationally recognized overnight courier. If you draw on this Letter of Credit at or prior to 11:00 a.m., New York time, on a Business Day, and provided that such drawing conforms to the terms and conditions hereof, we shall pay you the amount specified, on the next Business Day, in accordance with your payment instructions provided, however, if a drawing is presented prior to 11:00 am to pay the Purchase Price of Bonds which have not been remarketed, and provided that such drawing conforms to the terms and conditions hereof, we shall pay you the amount specified, on such Business Day. For purposes of this Letter of Credit, a Business Day shall mean any day of the year other than (i) a Saturday of a Sunday, or (ii) any day on which banks located in the State of New York or in the cities in which your principal corporate trust office or our office at which demands for payment under this Letter of Credit are to be presented are required or authorized by law to remain closed, or (ii) any day on which the New York Stock Exchange is closed.

         This Letter of Credit shall automatically terminate at our aforesaid address on the close of business on the first to occur of the following dates ("Termination Date"): (i) the Stated Expiration Date or (ii) the date of the receipt by us of the Letter of Credit and a certificate signed by the Trustee and Applicant that none of the Bonds are Outstanding under the Indenture and the Indenture has been discharged in accordance with its terms, or (iii) the date of receipt by us of the Letter of Credit and a certificate signed by an officer of the Trustee and an authorized representative of Applicant stating that an Alternate Credit Facility in substitution for the Letter of Credit has been accepted by the Trustee and is in effect, or (iv) the date on which the final drawing available under this Letter of Credit is honored by us. The Stated Expiration Date shall be October 17, 2002 and may be extended by us in our discretion at any time or from time to time, by amendment in writing with written notice of such amendment to you (with copies to the Applicant, the Issuer and the Remarketing Agent) no less than 45 days prior to the Stated Expiration Date, specifying a new Stated Expiration Date.

         If a drawing by you hereunder does not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall give you immediate notice that the purported drawing was not effected in accordance with the terms and conditions of this Letter of Credit, stating the reasons therefor and that we are holding the documents at your disposal or are returning the same to you, as we may elect. Upon being notified that the purported drawing was not effected in accordance with this Letter of Credit, you may attempt to correct any such nonconforming drawing if, and to the extent that, you are entitled (without regard to the provisions of this sentence) and able to do so.

         All payments by us hereunder will be with our own funds.

         This Letter of Credit sets forth in full the terms of our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates, except for the certificates referred to herein (Exhibits 2 and 3) and, for the purpose of certain definitions, the Indenture, and any such reference shall not be deemed to incorporate herein by reference, any document, instrument or agreement except for such certificates and definitions.

         This Letter of Credit is transferable in its entirety (but not in part) to any transferee within the United States who has succeeded you as Trustee under the Indenture. Transfer of the amount available under this Letter of Credit to such Transferee shall be effected by the presentation to us of this Letter of Credit accompanied by a certificate in the form of Exhibit 4 attached hereto, and unless this Letter of Credit is so presented to us, we shall have no obligation hereunder to any Transferee. Upon such transfer, we will either reissue this Letter of Credit in the maximum amount then available hereunder or otherwise amend this Letter of Credit to reflect such maximum amount then available.

         Only you (or a transferee as permitted by the terms of this Letter of Credit) may make a drawing under this Letter of Credit.

         This Letter of Credit is issued under and shall be governed by the express terms of the Uniform Customs and Practice for Documentary Credits (1993 Rev.) International Chamber of Commerce Publication No. 500, as may be amended from time to time, and, to the extent not inconsistent therewith, the Uniform Commercial Code as in effect (together with all revisions and amendments) in the State of New York.

         Communications and notices with respect to this Letter of Credit shall be in writing and shall be addressed to us at our office specified above specifically referring to the letter of credit number of this Letter of Credit, and shall be addressed to you at your address specified above.

         We hereby agree with the drawer that each Draft drawn under and in compliance with the terms of this Letter of Credit will be duly honored on delivery of documents as specified herein if presented at our office indicated above on or before the Termination Date.

                                       Very truly yours,

                                       KEYBANK NATIONAL ASSOCIATION


                                       By:
                                          --------------------------------------
                                       Title: Senior Banker


                                       By:
                                          --------------------------------------
                                       Title: Vice President

01294\lettcred

                                    EXHIBIT 1

                                   SIGHT DRAFT


U.S. $                                                      City:_______________
                                                           State:_______________
                                                            Date:_______________

For Value Received

Pay at sight
to______________________________________________________________________________
________________________________________________________________________________
U.S. Dollars.

         Drawn  under  KeyBank  National  Association,   Letter  of  Credit  No.
NSL792132, dated October 10, 1997.

             To:  KeyBank National Association
                  66 South Pearl Street
                  Albany, New York 12207
                  Attention: International Division, Letter of Credit Department
                  Facsimile: (518) 487-4998

         The signature below constitutes an endorsement of this Sight Draft.

                                Star Bank, N.A.,
                                as Trustee


                                By:___________________________________
                                       Authorized Trust Officer

                                    EXHIBIT 2

           CERTIFICATE FOR PURCHASE OF BONDS OUTSTANDING TENDERED FOR
         PURCHASE PURSUANT TO THE TRUST INDENTURE OF COUNTY OF SARATOGA
             INDUSTRIAL DEVELOPMENT AGENCY MULTI-MODE VARIABLE RATE
         INDUSTRIAL DEVELOPMENT REVENUE BONDS (SPURLOCK ADHESIVES, INC.
          PROJECT), SERIES 1997A UNDER LETTER OF CREDIT NO. NSL792132.

         Any capitalized term used, but not defined herein, shall have its respective meaning as set forth in the Letter of Credit referred to above.

         The undersigned, a duly authorized trust officer of _________________, as Trustee under the Indenture (the "Trustee") hereby certifies to KeyBank National Association, as issuer of the Letter of Credit referred to above (the "Bank"), that:

         (1) The Trustee is the Trustee under the Indenture for the holders of the Bonds.

         (2) The Trustee is making a drawing under the Letter of Credit in the amount of (i) $ __________ with respect to payment of the principal portion of, and (ii) $_________ with respect to payment of the interest portion of, the Purchase Price of Bonds tendered but not remarketed, or for which remarketing proceeds have not been received, pursuant to the Indenture.

         (3) The amount of the Draft accompanying this Certificate* does not exceed the Stated Amount in respect of principal or interest as set forth in this Certificate.

         (4) The amount of the Draft accompanying this Certificate was computed in accordance with the terms and conditions of the Bonds and the Indenture.

         (5) The Letter of Credit referred to above has not expired pursuant to its terms.

         IN WITNESS WHEREOF, the Trustee has executed and delivered this Certificate, dated the date of the accompanying Draft, to wit, the ____ day of _________, 19__.

                                          [NAME OF TRUSTEE]


                                          By:________________________________
                                                 [Name and Title]

         * Trustee shall send a copy of each certificate to Applicant at the address specified in the Reimbursement Agreement.

                                    EXHIBIT 3

CERTIFICATE FOR PAYMENT OF PRINCIPAL OR INTEREST ON COUNTY OF SARATOGA INDUSTRIAL DEVELOPMENT AGENCY MULTI-MODE VARIABLE RATE INDUSTRIAL DEVELOPMENT REVENUE BONDS (SPURLOCK ADHESIVES, INC. PROJECT), SERIES 1997A UNDER LETTER OF CREDIT NO. NSL792132.

         Any capitalized term used, but not defined herein, shall have its respective meaning as set forth in the letter of Credit referred to above.

         The undersigned, a duly authorized trust officer of the Trustee under the Indenture (the "Trustee"), hereby certifies to KeyBank National Association, as issuer of the Letter of Credit referred to above (the "Bank"), that:

         (1) The Trustee is the Trustee under the Indenture for the holders of the Bonds.

         (2) [Complete the applicable Section(s) below and strike or delete the inapplicable Sections]

         A. Periodic Interest Drawing. The amount of the Interest Drawing is $________, which equals the amount of interest on the Bonds which is due and payable with Letter of Credit proceeds on the same date as the date of the Draft accompanying this Certificate.

         B. Default Interest Drawing. An Event of Default as defined in the Indenture has occurred, and the amount of the Interest Drawing of $_________, is the maximum amount permitted under the Letter of Credit for the payment of interest on Bonds Outstanding on the same date as the date of the Draft accompanying this Certificate.

         C. Periodic Principal Drawing. The amount of the Principal Drawing is $__________, which equals the amount of principal of the Bonds which is due and payable on the same date as the date of the Draft accompanying this Certificate.

         D. Default Principal Drawing. An Event of Default as defined in the Indenture has occurred, and the amount of Principal Drawing of $_________, is the amount of the principal of the Bonds, which is due and unpaid as of the date of the Draft accompanying this Certificate.

         (3) The amount of the Draft accompanying this Certificate* does not exceed the Stated Amount with respect to the drawings of principal or interest, as set forth in this Certificate.

         (4) The amount of the Draft accompanying this Certificate was computed in accordance with the terms and conditions of the Bonds and the Indenture.

         (5) The Letter of Credit referred to above has not expired pursuant to its terms.

         IN WITNESS WHEREOF, the Trustee has executed and delivered this Certificate, dated the date of the accompanying Draft, to wit, the ____ day of _________, 19__.

                                       [NAME OF TRUSTEE]


                                       By:_________________________________
                                                [Name and Title]

* Trustee shall send a copy of each certificate to Applicant at the address specified in the Reimbursement Agreement.

                                    EXHIBIT 4

                              TRANSFER CERTIFICATE

                                                           Date:________________

KEYBANK NATIONAL ASSOCIATION
66 South Pearl Street
Albany, New York 12207

Attention:   International Division, Letter of Credit Department

       Re:   Irrevocable Transferrable Direct Pay Letter of Credit No. NSL792132

Ladies and Gentlemen:

         For value received, the undersigned beneficiary hereby irrevocably transfers to the following "Transferee":

                              (Name of Transferee)
                                   [Address:]

all rights of the undersigned beneficiary to draw under the above Letter of Credit in its entirety. The Transferee has succeeded the undersigned as Trustee under the Indenture (as defined in the Letter of Credit).

         By this transfer, all rights of the undersigned beneficiary in the Letter of Credit are transferred to the Transferee and the Transferee shall have the sole rights as beneficiary thereof, including sole rights relating to any amendments of the Letter of Credit, whether increases in the amount to be drawn thereunder, or extensions of the Stated Expiration Date thereof, or other amendments, and whether such amendments now exist or are made after the date hereof. All amendments are to be advised direct to the Transferee without necessity of any consent of or notice to the undersigned beneficiary.

         The undersigned hereby certifies that the Transferee has become successor Trustee under the Trust Indenture dated as of October 1, 1997, between the undersigned and the County of Saratoga Industrial Development Agency (the "Issuer"), relating to the Issuer's Multi-Mode Variable Rate Industrial Development Revenue Bonds (Spurlock Adhesives, Inc. Project), Series 1997A (the "Bonds") and has accepted such appointment in writing.

         The original of the Letter of Credit is returned herewith and in accordance therewith we ask you to endorse the within transfer on the reverse thereof, and forward it directly to the Transferee with your customary notice or issue a replacement letter of credit to the Transferee as provided therein.

                                          Very truly yours,

                                          ____________________________________
                                          SIGNATURE AUTHENTICATED, as
                                          Trustee

We certify that we have succeeded as Trustee under the Indenture (as defined in the Letter of Credit).


Name:
(Bank)
Title:
(Authorized Officer)


01294\lettcred.2

                                   EXHIBIT B

                         Spurlock Adhesives, Inc. IDRB
                        Principal Amortization Schedule
          Payments Due on the "Interest Payment Date" of Each Quarter
                             =====================
                             Debt Service Schedule
                             =====================


     Date     Principal    Coupon   Interest     Period Total  Fiscal Total
     ----     ---------    ------   --------     ------------  ------------
   1/ 1/98
   4/ 1/98
   7/ 1/98    150,000.00                         150,000.00
  10/ 1/98    150,000.00                         150,000.00
   1/ 1/99    150,000.00                         150,000.00

   4/ 1/99    150,000.00                         150,000.00    600,000.00
   7/ 1/99    150,000.00                         150,000.00
  10/ 1/99    150,000.00                         150,000.00
   1/ 1/ 0    150,000.00                         150,000.00
   4/ 1/ 0    150,000.00                         150,000.00    600,000.00

   7/ 1/ 0    150,000.00                         150,000.00
  10/ 1/ 0    150,000.00                         150,000.00
   1/ 1/ 1    150,000.00                         150,000.00
   4/ 1/ 1    150,000.00                         150,000.00    600,000.00
   7/ 1/ 1    150,000.00                         150,000.00

  10/ 1/ 1    150,000.00                         150,000.00
   1/ 1/ 2    150,000.00                         150,000.00
   4/ 1/ 2    150,000.00                         150,000.00    600,000.00
   7/ 1/ 2    150,000.00                         150,000.00
  10/ 1/ 2    150,000.00                         150,000.00

   1/ 1/ 3    150,000.00                         150,000.00
   4/ 1/ 3    150,000.00                         150,000.00    600,000.00
   7/ 1/ 3    150,000.00                         150,000.00
  10/ 1/ 3    150,000.00                         150,000.00
   1/ 1/ 4    150,000.00                         150,000.00

   4/ 1/ 4    150,000.00                         150,000.00    600,000.00
   7/ 1/ 4    150,000.00                         150,000.00
  10/ 1/ 4    150,000.00                         150,000.00
   1/ 1/ 5    150,000.00                         150,000.00
   4/ 1/ 5    150,000.00                         150,000.00    600,000.00

   7/ 1/ 5    150,000.00                         150,000.00
  10/ 1/ 5    150,000.00                         150,000.00
   1/ 1/ 6    150,000.00                         150,000.00
   4/ 1/ 6    150,000.00                         150,000.00    600,000.00
   7/ 1/ 6    150,000.00                         150,000.00

  10/ 1/ 6    150,000.00                         150,000.00
   1/ 1/ 7    150,000.00                         150,000.00
   4/ 1/ 7    150,000.00                         150,000.00    600,000.00
   7/ 1/ 7    150,000.00                         150,000.00
  10/ 1/ 7    150,000.00                         150,000.00

   1/ 1/ 8    150,000.00                         150,000.00
   4/ 1/ 8    150,000.00                         150,000.00    600,000.00
            ------------             --------  ------------
            6,000,000.00                       6,000,000.00
   ACCRUED
            6,000,000.00                       6,000,000.00
            ============             ========  ============